EXHIBIT 11

                            DATA GENERAL CORPORATION

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                                  (Unaudited)

                    (In thousands, except per share amounts)

                                                        Quarter Ended
                                                     Dec. 25,   Dec. 26,
                                                       1993       1992
      Primary earnings per share:
      Net income (loss). . . . . . . . . . . . . . .$(21,091)      $759

      Weighted average shares outstanding. . . . . .  35,333     33,741

      Incremental shares from use of treasury
        stock method for stock options . . . . . . .      --      1,647

      Common and common equivalent
        shares, where applicable . . . . . . . . . .  35,333     35,388

          Net income (loss) per share. . . . . . . .   $(.60)      $.02

      Earnings per share assuming full
        dilution:(a)
      Net income (loss). . . . . . . . . . . . . . .$(21,091)      $759

      Weighted average shares outstanding. . . . . .  35,333     33,741

      Incremental shares from use of treasury
        stock method for stock options . . . . . . .      --      1,647

      Common and common equivalent
        shares assuming full dilution. . . . . . . .  35,333     35,388

          Net income (loss) per share. . . . . . . .   $(.60)      $.02



      (a) For the quarters ending December 25, 1993 and December 26, 1992, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the computation.